Exhibit 3.5

William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED	Articles of Amendment	FORM MUST BE TYPED
(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1) Exact name of corporation:	Boston Private Financial Holdings, Inc.

(2) Registered office address:	Ten Post Office Square, Boston, Massachusetts 02109
(number, street, city or town, state, zip code)

(3) These articles of amendment affect article(s):	Articles 3 and 4
(specify the number(s) of article(s) being amended (I-VI))

(4) Date adopted:	April 17, 2013
(month, day, year)

(5) Approved by:

(check appropriate box)

☐	the incorporators.

☒	the board of directors without shareholder approval and shareholder approval was not required.

☐	the board of directors and the shareholders in the manner required by law and the articles of organization.

(6) State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

Articles 3 and 4. A vote of the board of directors establishing and designating a series of a class of stock and determining the relative rights and preferences thereof. See attached Annex A for additional sections to be added to the existing Article 4.

P.C.	c156ds1006950c11334 01/13/05

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common	N/A	Common	170,000,000	$1.00
Preferred	N/A	Preferred*	2,000,000	$1.00

*	401 designated as Series B Non-Cumulative Perpetual Contingent Convertible Preferred Stock.

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common	N/A	Common	170,000,000	$1.00
Preferred	N/A	Preferred*	2,000,000	$1.00

*	401 designated as Series B Non-Cumulative Perpetual Contingent Convertible Preferred Stock; and 50,000 designated as 6.95% Non-Cumulative Perpetual Preferred Stock, Series D.

(7) The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified:

*	G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

Signed by:	/s/ Margaret W. Chambers	,
(signature of authorized individual)

☐	Chairman of the board of directors,

☐	President,

☒	Other officer,

☐	Court-appointed fiduciary,

on this	22nd	day of	April	,	2013	.

Examiner

Name approval

C

M

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $         having been paid, said articles are deemed to have been filed with me this      day of                 , 20    , at              a.m./p.m.

time

Effective date:
(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

Filing fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

TO BE FILLED IN BY CORPORATION
Contact Information:

Margaret W. Chambers

Boston Private Financial Holdings, Inc.

Ten Post Office Square, Boston, Massachussetts 02109

Telephone:	(617) 912-3799

Email:	mchambers@bostonprivate.com

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.

ANNEX A

CERTIFICATE OF DESIGNATIONS

OF

6.95% NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES D

OF

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

Boston Private Financial Holdings, Inc., a corporation organized and existing under the laws of the Commonwealth of Massachusetts (the “Company”), in accordance with the provisions of General Laws Chapter 156D of The Commonwealth of Massachusetts, does hereby certify:

The board of directors of the Company (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the articles of organization and by-laws of the Company and applicable law, adopted the following resolutions on April 17, 2013, creating a series of 50,000 shares of preferred stock of the Company designated as “6.95% Non-Cumulative Perpetual Preferred Stock, Series D”:

VOTED, that pursuant to the authority vested in the Committee by the Board in accordance with the provisions of the Articles of Organization, a series of preferred stock, par value $1.00 per share, of the Company designated as 6.95% Non-Cumulative Perpetual Preferred Stock, Series D (the “Series D Preferred Stock”) be, and it hereby is, created and authorized, and the issuance thereof is provided for, and that the designation and number of shares, and relative rights, preferences and powers thereof, shall be set forth in the form appended hereto as Exhibit A.

EXHIBIT A

ARTICLE 4

Section 4.4 6.95% Non-Cumulative Perpetual Preferred Stock, Series D

1. Designation. The distinctive serial designation of such series is “6.95% Non-Cumulative Perpetual Preferred Stock, Series D” (“Series D Preferred Stock”). Each share of Series D Preferred Stock shall be identical in all respects to every other share of Series D Preferred Stock.

2. Number of Shares. The number of shares of Series D Preferred Stock shall be 50,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series D Preferred Stock then outstanding) by the Board of Directors; provided, however, that any such additional shares of Series D Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code, as amended, or any successor provision, and such additional shares of Series D Preferred Stock are otherwise treated as fungible for U.S. federal income tax purposes with the shares of Series D Preferred Stock initially authorized hereby, as set forth in the first sentence of this paragraph. Shares of Series D Preferred Stock that are redeemed, purchased or otherwise acquired by the Company shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

3. Definitions. As used herein with respect to Series D Preferred Stock:

(a) “Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Company as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(b) “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in New York, New York, are not authorized or obligated by law, regulation or executive order to close.

(c) “Certificate of Designations” means this Certificate of Designations relating to the Series D Preferred Stock, as may be amended from time to time.

(d) “Common Stock” means the common stock, par value $1.00 per share, of the Company.

(e) “Company” means Boston Private Financial Holdings, Inc.

(f) “Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2013, or, if any such day is not a Business Day, the next succeeding Business Day.

(g) “Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period will begin on and include the Original Issuance Date of Series D Preferred Stock.

(h) “Dividend Record Date” has the meaning set forth in Section 5(a).

(i) “Liquidation Preference” means $1,000 per share of Series D Preferred Stock.

(j) “Liquidating Distribution” has the meaning set forth in Section 6(b).

(k) “Nonpayment Event” has the meaning set forth in Section 8(b).

(l) “Original Issuance Date” means the first date on which the initial issuance of any share of Series D Preferred Stock occurs.

(m) “Preferred Stock” means any and all series of preferred stock of the Company, including the Series D Preferred Stock.

(n) “Preferred Stock Directors” has the meaning set forth in Section 8(b).

(o) “Redemption Price” has the meaning set forth in Section 7(a).

(p) “Regulatory Capital Treatment Event” means the good faith determination by the Company that, as a result of (i) any amendment to, or change in, the laws, regulations or guidelines of the United States or any political subdivision of the United States, or any agency or instrumentality thereof that is enacted or becomes effective after the Original Issuance Date; (ii) any proposed change in those laws, regulations or guidelines that is announced or becomes effective after the Original Issuance Date; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, regulations or guidelines that is announced after the Original Issuance Date, there is more than an insubstantial risk that the Company will not be entitled to treat the full Liquidation Preference of Series D Preferred Stock then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for as long as any share of Series D Preferred Stock is outstanding.

(q) “Series B Preferred Stock” has the meaning set forth in Section 4(b).

(r) “Series B-1 Preferred Stock” has the meaning set forth in Section 4(b).

(s) “Series D Junior Stock” has the meaning set forth in Section 4(a).

(t) “Series D Parity Stock” has the meaning set forth in Section 4(b).

(u) “Series D Preferred Stock” has the meaning set forth in Section 1.

(v) “Voting Parity Stock” has the meaning set forth in Section 8(b).

4. Rank. The Series D Preferred Stock shall, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, rank:

(a) Senior. Senior to the Company’s Common Stock and any other class or series of shares the Company may issue in the future ranking junior to the Series D Preferred Stock as to payment of dividends and/or distribution of assets upon the liquidation, dissolution or winding-up of the Company (collectively, the “Series D Junior Stock”);

(b) Parity. On parity with the Company’s Series B Non-Cumulative Perpetual Contingent Convertible Preferred Stock (the “Series B Preferred Stock”), Series B-1 Non-Cumulative Perpetual Contingent Preferred Stock (the “Series B-1 Preferred Stock”) and any series of Preferred Stock the Company may issue in the future ranking equal to the Series B Preferred Stock and the Series D Preferred Stock as to payment of dividends and/or distribution of assets upon the liquidation, dissolution or winding-up of the Company (collectively, the “Series D Parity Stock”); and

(c) Junior. Junior to any series of Preferred Stock the Company may issue in the future ranking senior to the Series D Preferred Stock as to payment of dividends and/or distribution of assets upon the liquidation, dissolution or winding-up of the Company, and to all existing and future debt obligations of the Company.

(d) Additional Shares. The Company may authorize and issue additional shares of Series D Junior Stock and Series D Parity Stock without the consent of the holders of the Series D Preferred Stock.

5. Dividends.

(a) Rate. Holders of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors out of funds legally available therefor, non-cumulative cash dividends on the Liquidation Preference from and including the date of original issuance, at a rate of 6.95% per annum, payable quarterly in arrears on each Dividend Payment Date beginning on June 15, 2013, with respect to the quarterly Dividend Period (or portion thereof) ending on the day preceding such respective Dividend Payment Date, to holders of record at 5:00 p.m., New York City time, on the 15th calendar day before such Dividend Payment Date or such other record date not more than 60 nor less than 10 days preceding such Dividend Payment Date fixed for that purpose by the Board of Directors or a duly authorized committee of the Board of Directors, in advance of payment of each particular dividend (the “Dividend Record Date”). A Dividend Record Date established for the Series D Preferred Stock need not be a Business Day. Notwithstanding any other provision hereof, dividends on the Series D Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Company to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines. The dividend payable per share of Series D Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

(b) Dividends Non-cumulative. Dividends on shares of Series D Preferred Stock shall not be cumulative and will not be mandatory. To the extent that dividends are not declared, in full or otherwise, with respect to a Dividend Payment Date, then such unpaid dividends shall not accumulate or be payable and shall cease to accrue, and the Company shall have no obligation to pay, and the holders of Series D Preferred Stock shall have no right to receive, a dividend for the Dividend Period ending on the day preceding such Dividend Payment Date or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series D Preferred Stock or any other series of the Company’s Preferred Stock or the Common Stock for any future dividend period.

(c) Priority of Dividends. So long as any share of Series D Preferred Stock remains outstanding, (i) no dividend shall be paid or declared or set apart for any payment on and no distribution shall be made on any Series D Junior Stock (other than a dividend payable solely in stock that ranks junior to the Series D Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company) and (ii) no shares of Series D Junior Stock or Series D Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly, unless full dividends on all outstanding shares of Series D Preferred Stock for the most recently completed quarterly Dividend Period have been declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set apart for such payment) and any prior redemption requirements with respect to shares of Series D Preferred Stock have been complied with; provided, however, that the prohibition set forth above shall not apply to: (A) redemptions, purchases or other acquisitions of shares of Series D Junior Stock in connection with the administration of any employee incentive or benefit plan of the Company or any subsidiary, (B) redemptions, purchases or other acquisitions of shares of Series B Preferred Stock or Series B-1 Preferred Stock, (C) any dividends or distributions of rights or Series D Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan, (D) the acquisition by the Company or any of the Company’s subsidiaries of record ownership in Series D Junior Stock or Series D Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Company or any of the Company’s subsidiaries), including as trustees or custodians, (E) the exchange or conversion of (x) Series D Junior Stock for or into other Series D Junior Stock or (y) Series D Parity Stock for or into other Series D Parity Stock (with the same or lesser aggregate liquidation preference) or Series D Junior Stock and, in each case, the payment of cash solely in lieu of fractional shares, and (F) purchases or acquisitions of shares of any Series D Parity Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock.

When dividends are not paid in full upon Series D Preferred Stock and any Series D Parity Stock, all dividends declared upon Series D Preferred Stock and all Series D Parity Stock shall be shared ratably by the holders of Series D Preferred Stock and any Series D Parity Stock, based on the ratio between the then-current dividends due on shares of Preferred Stock and (i) in the case of any series of non-cumulative Series D Parity Stock, the aggregate of the current and unpaid dividends due on such series of preferred stock and (ii) in the case of any series of cumulative Series D Parity Stock, the aggregate of the current and unpaid dividends and any accumulated and unpaid dividends due on such series of preferred stock.

To the extent a dividend period with respect to any Series D Parity Stock coincides with more than one Dividend Period with respect to Series D Preferred Stock, for purposes of the two immediately preceding paragraphs the Board of Directors shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one Dividend Period with respect to Series D Preferred Stock, or in any other manner that it deems to be fair and equitable.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or a duly authorized committee of the Board of Directors may be declared and paid on any Series D Parity Stock or Series D Junior Stock from time to time out of any funds legally available for such payment in amounts permitted by applicable regulatory authorities, and the holders of the shares of Series D Preferred Stock shall not be entitled to participate in any such dividends.

6. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, holders of Series D Preferred Stock shall be entitled, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Series D Junior Stock, to receive in full an amount per share equal to the Liquidation Preference per share, together with an amount equal to all dividends (if any) that have been declared on Series D Preferred Stock but not paid prior to such date of payment (but without any amount in respect of dividends that have not been declared prior to such payment date).

(b) Partial Payment. If the Company fails to pay the Liquidating Distribution in full, including declared but unpaid dividends, with respect to Series D Preferred Stock and any Series D Parity Stock, the holders of Series D Preferred Stock and that Series D Parity Stock will share in any distribution of assets in proportion to the respective aggregate Liquidating Distributions to which they are entitled. In any such distribution, the “Liquidating Distribution” of any holder of stock of the Company shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Company available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). After the holders of Series D Preferred Stock and any Series D Parity Stock are paid in full, such persons will have no right or claim to any of the Company’s remaining assets.

(c) Residual Distributions. If Liquidating Distributions have been paid in full to all holders of Series D Preferred Stock and all holders of any Series D Parity Stock, the holders of Series D Junior Stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 6, neither the sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or any part of property or business of the Company nor a merger or consolidation by the Company with or into any other entity will be considered a dissolution, liquidation or winding-up of the Company’s business or affairs.

7. Redemption.

(a) Optional Redemption. The Company, at its option, subject, if required, to the approval of the Appropriate Federal Banking Agency and to the satisfaction of any conditions precedent to redemption set forth in the capital guidelines or regulations of the Appropriate Federal Banking Agency, may redeem shares of Series D Preferred Stock (i) on any Dividend Payment Date on or after June 15, 2018, in whole or in part, from time to time or (ii) at any time within 90 days following the occurrence of a Regulatory Capital Treatment Event in whole but not in part, in each case, upon notice given as provided in Section 7(c) below, at the Redemption Price in effect at the redemption date as provided in this Section 7. The “Redemption Price” for shares of Series D Preferred Stock shall be the Liquidation Preference per share, together with an amount equal to any dividends that have been declared but not paid for prior Dividend Periods and any dividends that have accrued but not been paid (whether or not declared) for the then-current Dividend Period prior to but excluding the redemption date.

(b) No Sinking Fund. The Series D Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series D Preferred Stock will have no right to require redemption or repurchase of any shares of Series D Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Series D Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series D Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series D Preferred Stock. Notwithstanding the foregoing, if the shares of Series D Preferred Stock are issued or held in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series D Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series D Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price; and (4) if shares of Series D Preferred Stock are evidenced by definitive certificates, the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price.

(d) Partial Redemption. In case of any redemption of only part of the shares of Series D Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot or in such other manner as the Board of Directors or a duly authorized committee of the Board of Directors may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series D Preferred Stock shall be redeemed from time to time.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside in trust by the Company with a bank or trust company appointed and acting as the Company’s transfer agent, for the pro rata benefit of the holders of record of the shares called for redemption then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue and be payable on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the funds set aside in trust, without interest. Any funds unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be released to the Company, after which time the holders of the shares so called for redemption shall look only to the Company for payment of the Redemption Price of such shares.

8. Voting Rights.

(a) General. The holders of Series D Preferred Stock shall not have any voting rights, except as set forth below or as otherwise specifically required by Massachusetts law. On any matter in which holders of Series D Preferred Stock are entitled to vote, including when acting by written consent, each holder of Series D Preferred Stock will have one vote per $25.00 of liquidation preference (excluding amounts in respect of accumulated and unpaid dividends).

(b) Right to Elect Two Directors upon a Nonpayment Event. If and whenever dividends payable on Series D Preferred Stock (whether or not declared) shall have not been paid in an aggregate amount equal to full dividends for six or more quarterly Dividend Periods (whether or not consecutive) (a “Nonpayment Event”), the authorized number of directors then constituting the Board of Directors shall be automatically increased by two and the holders of Series D Preferred Stock, together with the holders of any other class or series of outstanding preferred stock upon which similar voting rights as described in this Subsection have been conferred and are exercisable with respect to such matter (any such other class or series being herein referred to as “Voting Parity Stock”), voting together as a single class in proportion to their respective liquidation preferences, shall be entitled to elect by a plurality of the votes cast the two additional directors (the “Preferred Stock Directors”). The Board of Directors shall at no time include more than two such Preferred Stock Directors, including all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to their voting rights.

In the event that the holders of Series D Preferred Stock and the holders of such Voting Parity Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of shares representing at least 20% of the combined liquidation preference of the Series D Preferred Stock and each series of Voting Parity Stock then outstanding, voting together as a single class in proportion to their respective liquidation preferences (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders of the Company, in which event such election shall be held only at such next annual or special meeting of shareholders), and at each subsequent annual meeting of shareholders of the Company. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series D Preferred Stock or Voting Parity Stock, and delivered to the Secretary of the Company in such manner as provided for in Section 12 below, or as may otherwise be required by applicable law. If the Secretary of the Company fails to call a special meeting for the election of the Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series D Preferred Stock may call such a meeting at the Company’s expense solely for the election of the Preferred Stock Directors, and for this purpose only such Series D Preferred Stock holder shall have access to the Company’s stock ledger. The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the shareholders if such office shall not have previously terminated as below provided.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of shares of Series D Preferred Stock and Voting Parity Stock representing at least a majority of the combined liquidation preference of the Series D Preferred Stock and each series of Voting Parity Stock then outstanding, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by a plurality of the votes cast by the holders of the outstanding shares of Series D Preferred Stock and such Voting Parity Stock, voting as a single class in proportion to their respective liquidation preferences. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote.

When dividends have been paid in full on the Series D Preferred Stock for at least four consecutive quarterly Dividend Periods, then the right of the holders of Series D Preferred Stock to elect the Preferred Stock Directors shall terminate (but subject always to revesting of such voting rights in the case of any future Nonpayment Event), and, if and when any rights of holders of Series D Preferred Stock and Voting Parity Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.

(c) Other Voting Rights. So long as any shares of Series D Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the articles of organization, the vote or consent of the holders of at least 66 2/3% of the shares of Series D Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Amendment of Articles of Organization. Any amendment, alteration or repeal of any provision of the articles of organization (including the certificate of designations) or bylaws of the Company that would significantly and adversely affect the designations, preferences, limitations or relative rights of the Series D Preferred Stock; provided, however, that the amendment of the articles of organization so as to authorize or create, or to increase the authorized amount of (x) any class or series of stock that does not rank senior to the Series D Preferred Stock in either the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company or (y) any securities (other than capital stock of the Company) convertible into any class or series of stock that does not rank senior to the Series D Preferred Stock in either the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company shall not be deemed to significantly and adversely affect the designations, preferences, limitations or relative rights of the Series D Preferred Stock;

(ii) Authorization of Senior Stock. Any amendment or alteration of the articles of organization to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Company ranking senior to the Series D Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of a binding share exchange or reclassification involving the Series D Preferred Stock, or of a merger or consolidation of the Company with or into another corporation or other entity, unless in each case (x) the shares of Series D Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting corporation, are converted into or exchanged for preference securities of the surviving or resulting corporation or other entity or of an entity controlling such surviving corporation or other entity that is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia, and (y) the shares of Series D Preferred Stock remaining outstanding or such new preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of Series D Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Series D Preferred Stock shall be required pursuant to Section 8(b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series D Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 7 above.

9. Conversion Rights. The holders of Series D Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Company.

10. Preemptive Rights. The holders of Series D Preferred Stock shall have no preemptive rights with respect to any shares of the Company’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

11. Record Holders. To the fullest extent permitted by applicable law, the Company and the transfer agent for the Series D Preferred Stock may deem and treat the record holder of any share of Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor such transfer agent shall be affected by any notice to the contrary.

12. Notices. All notices or communications in respect of the Series D Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted herein, in the articles of organization or bylaws of the Company or by applicable law. Notwithstanding the foregoing, if shares of Series D Preferred Stock are issued or held in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series D Preferred Stock at such time and in any manner permitted by such facility.

13. Other Rights. The shares of Series D Preferred Stock shall not have any voting powers, preferences or relative, participating, optional, preemptive or other special rights, or qualifications, limitations or restrictions thereof, other than as expressly set forth herein or in the articles of organization of the Company.

14. Certificates. The Company may at its option issue shares of Series D Preferred Stock without certificates.

15. Restatement of Articles of Organization. Upon any restatement of the articles of organization of the Company, Section 1 through Section 14 of this certificate of designations shall be included in Article Four of the articles of organization under the heading “6.95% Non-Cumulative Perpetual Preferred Stock, Series D” and this Section 15 may be omitted. If the Board of Directors so determines, the numbering of Section 1 through Section 14 may be changed for convenience of reference or for any other proper purpose.

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IN WITNESS WHEREOF, Boston Private Financial Holdings, Inc. has caused this certificate to be signed by David J. Kaye, its Executive Vice President and Chief Financial Officer, this 22nd day of April, 2013.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ David J. Kaye
David J. Kaye
Executive Vice President, Treasurer and Chief Financial Officer